Exhibit 99.1

Donaldson Reports Fourth Quarter and Full-Year 2017 Earnings

Fourth quarter 2017 sales increased 11.2 percent, full-year sales increased 6.8 percent

Full-year 2018 sales are expected to be up between 4 percent and 8 percent from 2017

MINNEAPOLIS--(BUSINESS WIRE)--September 7, 2017--Donaldson Company Inc. (NYSE: DCI) today announced fiscal 2017 fourth quarter net earnings of $68.2 million and full-year net earnings of $232.8 million, compared with $59.5 million and $190.8 million, respectively, in fiscal 2016. Fourth quarter 2017 GAAP earnings per share (EPS)1 increased 15.9 percent to $0.51 from $0.44 last year, and full-year GAAP EPS increased 22.5 percent to $1.74 from $1.42 in 2016.

The current and prior year GAAP earnings were impacted by one-time items, which are excluded from the Company’s calculation of adjusted EPS2 and summarized in the table below. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

	Three months ended July 31,			Twelve months ended July 31,
	2017	2016	% Chg.	2017	2016	% Chg.
GAAP EPS	$0.51	$0.44	15.9%	$1.74	$1.42	22.5%
Impact from one-time items	-	$(0.02)		$0.05	$(0.10)
Adjusted EPS	$0.51	$0.46	10.9%	$1.69	$1.52	11.2%

“Sales remained strong through our fourth quarter, and benefits from our strategic initiatives combined with improving market conditions in our Engine segment drove a meaningful increase in full-year sales and earnings,” said Tod Carpenter, president and chief executive officer. “I want to thank our employees for doing an excellent job executing our strategy all year long. Through their efforts, we delivered solid growth in sales of replacement parts and innovative air and liquid products, and we also completed two strategic acquisitions, Partmo and Hy-Pro.

“As we turn to fiscal 2018, we expect the recovery in engine-related end markets to continue, whereas industrial markets are likely to remain uncertain. Although the economic environment is still mixed, we plan to deliver strong earnings growth while also investing in technology development, capacity expansion and customer engagement. We are committed to building on the momentum from 2017, and I am confident that executing our fiscal 2018 priorities will create long-term value for our stakeholders.”

[1] All earnings per share figures refer to diluted earnings per share.

[2] Adjusted earnings per share, a non-GAAP financial measure, exclude the impact of certain matters not related to the Company’s ongoing operations. See the “Accounting Considerations” section of this release for more information.

Fiscal 2017 Financial Results

Fourth quarter 2017 sales increased 11.2 percent to $660.1 million from $593.8 million last year, reflecting increases in the Engine Products and Industrial Products segments of 17.8 percent and 0.4 percent, respectively.

Fiscal 2017 sales increased 6.8 percent to $2.37 billion from $2.22 billion in 2016. Excluding the negative impact from foreign currency translation, fiscal 2017 sales increased 7.2 percent, reflecting an increase of 11.6 percent in sales of Engine Products, partially offset by a 0.2 percent decline in Industrial Products. The table below illustrates year-over-year sales performance with and without the impact from foreign currency translation.

	Three months ended		Twelve months ended
	July 31, 2017		July 31, 2017
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off-Road	28.3%	29.2%	16.4%	17.2%
On-Road	4.4	5.1	(13.0)	(13.5)
Aftermarket	19.1	18.5	14.2	13.9
Aerospace & Defense	(0.1)	--	8.7	9.4
Engine Products	17.8%	17.6%	11.6%	11.6%

Industrial Filtration Solutions	5.3%	5.6%	3.0%	4.0%
Gas Turbine Systems	(15.4)	(15.1)	(17.9)	(17.1)
Special Applications	0.8	1.4	0.6	2.1
Industrial Products	0.4%	0.8%	1.2%	0.2%

Total Company	11.2%	11.2%	6.8%	7.2%

Fourth quarter 2017 GAAP operating income rate (“operating margin”) was 14.3 percent, compared with 2016 GAAP and adjusted3 rates of 15.2 percent and 15.8 percent, respectively. Fourth quarter 2017 GAAP gross margin was 34.8 percent, compared with last year’s GAAP and adjusted gross margin rates of 35.2 percent and 35.4 percent, respectively. Compared with the prior year, fourth quarter 2017 gross margin was negatively impacted by an unfavorable sales mix of products, higher raw materials costs and incremental freight charges. These pressures were partially offset by improved absorption of fixed costs on increasing volume. GAAP operating expense as a rate of sales (“expense rate”) was 20.5 percent in fourth quarter 2017, compared with prior-year GAAP and adjusted rates of 20.1 percent and 19.6 percent, respectively. The increase from the prior year was primarily driven by higher variable compensation expense.

[3] Management believes that comparing fiscal 2017 GAAP operating profit metrics, which were unaffected by one-time items, with fiscal 2016 adjusted metrics is useful in understanding the Company’s performance. Refer to the Consolidated Rate Analysis within the schedules attached to this press release for a summary of GAAP and non-GAAP operating profit ratios.

Fiscal 2017 operating margin increased 1.6 percentage points to 13.9 percent from 12.3 percent in 2016, or an increase of 0.7 percentage points when excluding the negative impact from one-time charges in the prior-year rate. The year-over-year increase in full-year operating margin reflects favorability in both gross margin and expense rate. The gross margin increase was driven primarily by higher absorption of fixed costs, partially offset by the higher raw materials costs combined with variable costs attributable to higher demand than the prior year. The fiscal 2017 expense rate reflects leverage on increasing sales, partially offset by an increase in variable compensation expense.

Fiscal 2017 interest expense was $5.1 million in fourth quarter and $19.5 million for the full year, compared with $4.9 million and $20.7 million, respectively, in 2016. Donaldson’s fourth quarter effective income tax rate declined 2.4 percentage points to 25.6 percent, reflecting a favorable mix of earnings. The full-year 2017 effective income tax rate was 27.7 percent, compared with 25.9 percent in 2016. The year-over-year change was primarily driven by discrete benefits recorded in the prior year from favorable settlements of tax audits.

During fourth quarter 2017, Donaldson repurchased 650 thousand shares, or 0.5 percent, of its common stock at an average price of $46.02 for a total investment of $29.9 million. For the full year, the Company repurchased 3.3 million shares, or 2.5 percent, of its common stock at an average price of $42.14 for a total investment of $140.4 million. Donaldson paid fourth quarter and full-year dividends of $22.9 million and $92.4 million, respectively.

Fiscal 2018 Outlook

Donaldson expects fiscal 2018 GAAP EPS between $1.79 and $1.93, compared with fiscal 2017 GAAP EPS of $1.74 and adjusted EPS of $1.69.

The Company expects full-year 2018 sales will increase between 4 percent and 8 percent from 2017, including approximately 2 percent related to a favorable impact from currency translation and benefits from the acquisitions completed during fiscal 2017.

Sales of Engine Products are expected to increase 6 percent to 10 percent from 2017, reflecting growing sales of Aftermarket, Off-Road and On-Road, partially offset by declining sales of Aerospace and Defense. Fiscal 2018 Industrial Products segment sales are expected to be in the range between flat and up 4 percent from the prior year, reflecting growth in Industrial Filtration Solutions, flat sales of Special Applications and declining sales of Gas Turbine Systems.

Donaldson expects full-year 2018 operating margin between 14.0 percent and 14.4 percent, compared with fiscal 2017 operating margin of 13.9 percent. The Company expects 2018 interest expense of approximately $21 million and other income between $5 million and $9 million. The forecast for fiscal 2018 effective income tax rate is between 27.4 percent and 29.4 percent.

The Company expects fiscal 2018 capital expenditures of $80 million to $100 million and cash conversion between 75 percent and 90 percent. Donaldson plans to repurchase approximately 2 percent of its outstanding shares in fiscal 2018.

Accounting Considerations

During first quarter 2017, Donaldson recorded income of $6.8 million related to the settlement of claims against an escrow account that had been established in connection with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The income was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings.

During fiscal 2016, pre-tax charges related to restructuring reduced Donaldson’s fourth quarter and full-year 2016 operating income by $3.5 million and $16.1 million, respectively. The Company also incurred $3.1 million of expenses in fiscal 2016 related to an independent investigation into its Gas Turbine Systems business. The restructuring and investigation charges were excluded from certain fiscal 2016 non-GAAP measures.

Miscellaneous

The Company will webcast its fiscal 2017 year-end earnings conference call today at 9:00 a.m. CDT. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the implementation of new information technology systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of goodwill or intangible asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2016. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,

	2017	2016	Change	2017	2016	Change

Net sales	$660.1	$593.8	11.2%	$2,371.9	$2,220.3	6.8%

Cost of sales	430.6	384.5	12.0%	1,548.8	1,465.5	5.7%

Gross profit	229.5	209.3	9.6%	823.1	754.8	9.0%

Operating expenses	135.2	119.2	13.4%	494.5	480.6	2.9%

Operating income	94.3	90.1	4.6%	328.6	274.2	19.8%

Other (income) expense, net	(2.5)	2.7	191.5%	(12.9)	(3.9)	228.5%

Interest expense	5.1	4.9	3.4%	19.5	20.7	(5.7)%

Earnings before income taxes	91.7	82.5	11.1%	322.0	257.4	25.1%

Income taxes	23.5	23.0	1.8%	89.2	66.6	33.8%

Net earnings	$68.2	$59.5	14.7%	$232.8	$190.8	22.0%

Weighted average shares - basic	131.6	133.9	(1.8)%	132.6	133.8	(0.9)%

Weighted average shares - diluted	133.2	135.0	(1.3)%	134.1	134.8	(0.5)%

Net earnings per share - basic	$0.52	$0.44	18.2%	$1.76	$1.43	23.1%

Net earnings per share - diluted	$0.51	$0.44	15.9%	$1.74	$1.42	22.5%

Dividends paid per share	$0.175	$0.175	—%	$0.700	$0.685	2.2%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2017	2016
ASSETS

Cash and cash equivalents	$308.4	$243.2
Accounts receivable, net	497.7	452.4
Inventories, net	293.5	234.1
Prepaids and other current assets	51.4	80.0
Total current assets	1,151.0	1,009.7

Property, plant, and equipment, net	484.6	469.8
Other assets and deferred taxes	344.1	307.5
Total assets	$1,979.7	$1,787.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term borrowings	$23.3	$165.5
Current maturities of long-term debt	50.6	51.2
Trade accounts payable	194.0	143.3
Employee compensation and other current liabilities	216.2	183.8
Total current liabilities	484.1	543.8

Long-term debt	537.3	350.2
Other long-term liabilities	103.8	121.6
Total liabilities	1,125.2	1,015.6

Shareholders' equity	854.5	771.4
Total liabilities & shareholders' equity	$1,979.7	$1,787.0

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31,
	2017	2016
OPERATING ACTIVITIES

Net earnings	$232.8	$190.8
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	75.2	74.9
Changes in operating assets and liabilities	4.1	7.7
Tax benefit of equity plans	(4.9)	(2.7)
Stock compensation plan expense	9.1	7.3
Other, net	(6.0)	8.1
Net cash provided by operating activities	310.3	286.1

INVESTING ACTIVITIES

Net expenditures on property and equipment	(63.5)	(70.7)
Net change in short-term investments	—	28.0
Acquisitions, net of cash acquired	(32.2)	(12.9)
Net cash used in investing activities	(95.7)	(55.6)

FINANCING ACTIVITIES

Purchase of treasury stock	(140.4)	(84.3)
Net change in debt and short-term borrowings	47.5	(15.4)
Dividends paid	(92.4)	(91.2)
Tax benefit of equity plans	4.9	2.7
Exercise of stock options	22.7	13.2
Net cash used in financing activities	(157.7)	(175.0)

Effect of exchange rate changes on cash	8.3	(2.2)

Increase in cash and cash equivalents	65.2	53.3

Cash and cash equivalents, beginning of year	243.2	189.9

Cash and cash equivalents, end of year	$308.4	$243.2

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2017	2016	2017	2016

Gross margin	34.8%	35.2%	34.7%	34.0%

Operating expenses rate	20.5%	20.1%	20.9%	21.6%

Operating income rate	14.3%	15.2%	13.9%	12.3%

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2017	2016	2017	2016
ADJUSTED RATES
Gross margin	34.8%	35.4%	34.7%	34.3%

Operating expenses rate	20.5%	19.6%	20.9%	21.0%

Operating income rate	14.3%	15.8%	13.9%	13.2%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales.

Although adjusted gross margin, adjusted operating expenses rate and adjusted operating income rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. The Company evaluates its results of operations on both a reported and adjusted basis. The adjusted basis presentation, which is a non-GAAP measure, excludes the impact of certain matters not related to the Company's ongoing operations. See the "Accounting Considerations" and "Reconciliation of Non-GAAP Financial Measures" sections of this release for more information. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
	2017	2016	Change	2017	2016	Change
NET SALES
Engine Products segment
Off-Road	$70.8	$55.2	28.3%	$252.1	$216.6	16.4%
On-Road	32.0	30.6	4.4%	110.7	127.2	(13.0)%
Aftermarket	302.1	253.7	19.1%	1,086.2	951.5	14.2%
Aerospace and Defense	27.0	27.0	(0.1)%	104.3	96.0	8.7%
Total Engine Products segment	$431.9	$366.5	17.8%	$1,553.3	$1,391.3	11.6%

Industrial Products segment
Industrial Filtration Solutions	$149.7	$142.2	5.3%	$533.2	$517.9	3.0%
Gas Turbine Systems	38.1	45.0	(15.4)%	122.9	149.6	(17.9)%
Special Applications	40.4	40.1	0.8%	162.5	161.5	0.6%
Total Industrial Products segment	$228.2	$227.3	0.4%	$818.6	$829.0	(1.2)%

Total Company	$660.1	$593.8	11.2%	$2,371.9	$2,220.3	6.8%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$62.5	$51.4	21.5%	$219.7	$163.5	34.3%
Industrial Products segment	34.6	37.4	(7.4)%	129.1	119.0	8.5%
Corporate and Unallocated	(5.4)	(6.3)	13.2%	(26.8)	(25.1)	(7.1)%
Total Company	$91.7	$82.5	11.1%	$322.0	$257.4	25.1%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	14.5%	14.0%	0.5	14.1%	11.8%	2.3
Industrial Products segment	15.2%	16.5%	(1.3)	15.8%	14.4%	1.4

Note: Percentage is calculated by dividing earnings before income taxes by sales.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
	2017	2016		2017		2016

Net cash provided by operating activities	$86.2	$84.2		$310.3		$286.1
Net capital expenditures	(22.3)	(11.3)		(63.5)		(70.7)
Free cash flow	$63.9	$72.9		$246.8		$215.4

Net earnings	$68.2	$59.5		$232.8		$190.8
Income taxes	23.5	23.0		89.2		66.6
Interest expense	5.1	4.9		19.5		20.7
Depreciation and amortization	19.4	19.0		75.2		74.9
EBITDA	$116.2	$106.4		$416.7		$353.0

Operating income	$94.3	$90.1		$328.6		$274.2
Restructuring charges	—	3.5	(a)	—		16.1	(a)
Investigation costs	—	—		—		3.1	(a)
Adjusted Operating Income	$94.3	$93.6		$328.6		$293.4

Net earnings	$68.2	$59.5		$232.8		$190.8
Restructuring charges, net of tax	—	2.7	(a)	—		11.5	(a)
Investigation costs, net of tax	—	—		—		2.0	(a)
Settlement, net of tax	—	—		(6.8)	(a)	—
Adjusted Net Earnings	$68.2	$62.2		$226.0		$204.3

Diluted EPS	$0.51	$0.44		$1.74		$1.42
Restructuring charges per share	—	0.02	(a)	—		0.08	(a)
Investigation costs per share	—	—		—		0.02	(a)
Settlement per share	—	—		(0.05)	(a)	—
Adjusted Diluted EPS	$0.51	$0.46		$1.69		$1.52

(a) See accounting considerations for additional information.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

CONTACT:
Donaldson Company Inc.
Brad Pogalz, 952-887-3753